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                                                                       EXHIBIT 5

               [Schuler, Messersmith, Daly & Lansdowne Letterhead]

                                September 6, 2001

SBS Technologies, Inc.
2400 Louisiana Blvd. NE
AFC Building 5, Suite 600
Albuquerque, NM 87110

Ladies and Gentlemen:

     We have participated in the preparation of the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission by SBS Technologies, Inc. ("Company") for the purpose of registering under the Securities Act of 1933 ("1933 Act"), 3,000,000 shares ("Shares") of the without par-value common stock of the Company issued or proposed to be issued under the Company's 2000 Long Term Equity Incentive Plan ("Plan").

     This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K promulgated under the 1933 Act.

     For purposes of this opinion, we have examined the Plan and such records, certificates and documents, and such questions of law, as we have deemed necessary as a basis for the opinions hereafter expressed. In all such examinations, we have assumed the genuineness of all signatures on original or certified copies and the conformity to original or certified copies of all copies submitted to us as conformed or reproduction copies. As to various questions of fact relevant to those opinions, we have relied upon statements and written information of representatives of the Company and of others.

     We are attorneys admitted to practice in the State of New Mexico. We express no opinion concerning the laws of any jurisdiction other than the federal laws of the United States and the laws of the State of New Mexico and also express no opinion with respect to the blue sky or securities laws of any state, including New Mexico.

     Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that the Shares under the Plan have been duly authorized and, when issued, delivered and paid for in accordance with the terms of the Plan, will be legally issued, fully paid and non-assessable, assuming that the applicable option offering price (as that term is defined in the Plan), if any, is paid with respect to each Share before issuance, and full compliance with the Plan is otherwise made.

Opinion and Consent
Schuler,Messersmith, Daly & Lansdowne
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     The foregoing assumes that all requisite steps will be taken to comply with the requirements of the 1933 Act and applicable requirements of state laws regulating the offer and sale of securities.

     We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving that consent, we do not thereby admit that we are in the category of those persons whose consent is required under Section 7 of the Securities Act of 1933.

     The opinions expressed in this letter are solely for your benefit and may not be relied upon by any other person or used in any manner or for any purpose except as specifically provided for in this letter.

                                Very truly yours,

                                 /s/ SCHULER, MESSERSMITH, DALY & LANSDOWNE

                                Schuler, Messersmith, Daly & Lansdowne

Opinion and Consent
Schuler,Messersmith, Daly & Lansdowne
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